UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2009

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in charter)

OREGON	0-13442	93-0786033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8005 S.W. BOECKMAN ROAD WILSONVILLE, OR	97070-7777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 685-7000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 9, 2009, the Company entered into a Sixth Amendment to Credit Agreement (the “Amendment”) with the lenders under the Company’s Credit Agreement dated as of June 1, 2005, as amended. The Amendment changes the calculation of the minimum tangible net worth covenant in the Credit Agreement effective for the quarter ending April 30, 2009. Tangible net worth means stockholders’ equity less goodwill and other intangible assets. In general, this covenant establishes a fixed level of required tangible net worth, and then increases that required level each quarter by 70% of any positive net income in the quarter, 100% of the amortization of intangible assets in the quarter, and 100% of certain stock issuance proceeds, which increases are offset by certain amounts of acquired intangible assets. For purposes of establishing a starting point for future calculations, the Amendment reduced the previously existing required level of tangible net worth as of January 31, 2009 under the Credit Agreement by $15 million. The Amendment improves upon what was viewed as a comfortable compliance with the minimum tangible net worth covenant as of January 31, 2009. In addition, the Amendment limits the aggregate increase in the required level of tangible net worth over the course of any fiscal year attributable to Company net income to 70% of the positive net income for the full year.

The total maximum borrowing capacity under the Credit Agreement remains unchanged at $140 million. The duration of the Credit Agreement remains unchanged and will expire June 1, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.I	Sixth Amendment to Credit Agreement dated as of March 9, 2009 between the Company, Bank of America, N.A. as agent and the other lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION
(Registrant)

Date: March 12, 2009	By:	/s/ Dean M. Freed
Dean M. Freed
Vice President and General Counsel

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